Exhibit 99.2

3244
CSX
3245
CSX
CSX
CSX
CSX
CSX

# CSX QUARTERLY FINANCIAL REPORT

## THIRD QUARTER 2017

CSX Corporation Announces Third Quarter Earnings
JACKSONVILLE, Fla. - October 17, 2017 - CSX Corporation (Nasdaq: CSX) today announced third quarter 2017 net earnings of $459 million, or $0.51 per share, up from $455 million, or $0.48 per share, in the same period last year. Excluding a $1 million restructuring charge in this year’s third quarter results, adjusted earnings per share remain at $0.51 as shown in the table below.

Reconciliation of GAAP to Non-GAAP Measures
For the Quarter ended September 30, 2017
(in millions, except operating ratio and EPS)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$876	68.1%	$459	$0.51
Restructuring Charge	1	(0.1)%	4	—
Adjusted Operating Results (non-GAAP)	$877	68.0%	$463	$0.51

“The company’s results for the third quarter reflect the resiliency of Precision Scheduled Railroading, even during times of transition,” said E. Hunter Harrison, president and chief executive officer. "With that transition largely behind us, we are now intensely focused on driving superior service for our customers and lasting value for our shareholders.”
Revenue for the third quarter increased 1 percent when compared to the previous year, supported by core pricing gains and offset by the impact of unfavorable mix. Expenses declined $2 million year over year with efficiency gains of $95 million more than offsetting the cost of inflation and fuel costs that were 19 percent higher on a per gallon basis when compared to the same quarter last year.
Total volume for the quarter was stable, while operating income improved 4 percent to $876 million and the operating ratio improved 90 basis points to 68.1 percent. Given the significant progress made to date, the company has completed the $1.5 billion share repurchase program that was announced in April 2017 and upsized in July 2017, reflecting management’s confidence in the company’s future.
As CSX advances the implementation of Precision Scheduled Railroading, it remains on track to achieve record efficiency gains. Adjusting for restructuring charges, CSX expects to deliver a full-year operating ratio around the high end of the mid-60s, earnings per share growth of 20-25 percent off the 2016-reported base of $1.81, and free cash flow before dividends of around $1.5 billion (see non-GAAP statements below).

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	David Baggs
Operating Statistics..............................p. 14	Company’s most recent	www.csx.com	(904) 359-4812
Non-GAAP Measures...........................p. 16	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Rob Doolittle
	any Current Reports on Form 8-K.		(202) 626-4939

CSX executives will conduct a conference call with the investment community this morning, October 17, from 8:30 a.m. to 9:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.
About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For over 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.
This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.
More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).
Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are above.
Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.
Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Nine Months Ended
	Sep. 30, 2017 (a)	Sep. 23, 2016	$ Change	% Change	Sep. 30, 2017 (a)	Sep. 23, 2016	$ Change	% Change

Revenue	$2,743	$2,710	$33	1%	$8,545	$8,032	$513	6%
Expense
Labor and Fringe	717	762	45	6	2,249	2,307	58	3
Materials, Supplies and Other	516	507	(9)	(2)	1,573	1,576	3	—
Depreciation	331	321	(10)	(3)	978	953	(25)	(3)
Fuel	205	174	(31)	(18)	621	496	(125)	(25)
Equipment and Other Rents	97	105	8	8	282	315	33	10
Restructuring Charge (b)	1	—	(1)	—	296	—	(296)	—
Total Expense	1,867	1,869	2	—	5,999	5,647	(352)	(6)

Operating Income	876	841	35	4	2,546	2,385	161	7

Interest Expense	(132)	(139)	7	5	(406)	(423)	17	4
Other Income - Net	6	13	(7)	(54)	19	28	(9)	32
Earnings Before Income Taxes	750	715	35	5	2,159	1,990	169	8

Income Tax Expense	(291)	(260)	(31)	(12)	(828)	(734)	(94)	(13)
Net Earnings	$459	$455	$4	1%	$1,331	$1,256	$75	6%

Operating Ratio	68.1%	69.0%			70.2%	70.3%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.51	$0.48	$0.03	6%	$1.45	$1.32	$0.13	10%

Average Shares Outstanding, Assuming Dilution (millions)	906	943			919	953

Cash Dividends Paid Per Common Share	$0.20	$0.18			$0.58	$0.54

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Sep. 30, 2017 (a)	Dec. 30, 2016
ASSETS

Cash and Cash Equivalents	$591	$603
Short-term Investments	113	417
Other Current Assets	1,468	1,467
Properties - Net	31,579	31,150
Investment in Affiliates and Other Companies	1,506	1,459
Other Long-term Assets	316	318
Total Assets	$35,573	$35,414

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-term Debt	$19	$331
Other Current Liabilities	2,056	1,709
Long-term Debt	11,788	10,962
Deferred Income Taxes	9,789	9,596
Other Long-term Liabilities	1,019	1,122
Total Liabilities	24,671	23,720

Total Shareholders' Equity	10,902	11,694
Total Liabilities and Shareholders' Equity	$35,573	$35,414

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Nine Months Ended
	Sep. 30, 2017 (a)	Sep. 23, 2016
OPERATING ACTIVITIES
Net Earnings	$1,331	$1,256
Depreciation	978	953
Restructuring Charge (b)	296	—
Cash Payments for Restructuring Charge	(147)	—
Deferred Income Taxes	161	312
Other Operating Activities - Net (c)	242	(33)
Net Cash Provided by Operating Activities	2,861	2,488

INVESTING ACTIVITIES
Property Additions	(1,462)	(1,590)
Purchase of Short-term Investments	(645)	(410)
Proceeds from Sales of Short-term Investments	957	1,070
Other Investing Activities	71	37
Net Cash Used in Investing Activities	(1,079)	(893)

FINANCING ACTIVITIES
Long-term Debt Issued	850	—
Long-term Debt Repaid	(332)	(19)
Dividends Paid	(530)	(513)
Shares Repurchased (d)	(1,763)	(778)
Other Financing Activities - Net (e)	(19)	(310)
Net Cash Used in Financing Activities	(1,794)	(1,620)

Net Decrease in Cash and Cash Equivalents	(12)	(25)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	603	628
Cash and Cash Equivalents at End of Period	$591	$603

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)
Fiscal Year: As previously announced, effective in the third quarter 2017, CSX changed the fiscal reporting calendar from a 52/53 week year ending on the last Friday of December to a calendar year ending on December 31 each year. As a result, the third quarter 2017 includes one more day of business results than third quarter 2016, the fourth quarter 2017 will include six fewer days than fourth quarter 2016, and fiscal year 2017 will include five fewer days than fiscal year 2016. The calendar year change will be made on a prospective basis as it will not materially impact comparability of the Company’s financial results.

b)
Restructuring Charge: Through an involuntary separation program with enhanced benefits to further its strategic objectives, CSX reduced its management workforce by approximately 950 employees. The Company has been focused on driving efficiencies through process improvement and responding to business mix shifts. These management reductions were designed to further streamline general and administrative and operating support functions to speed decision making and further control costs. In April 2017, the involuntary separation program was essentially completed. This program extends separation benefits for certain members of management that could result in additional charges through the first quarter of 2018.

The majority of separation benefits are being paid from general corporate funds while certain benefits are being paid through CSX’s qualified pension plans. Additionally, in first quarter 2017, the former CEO and President of the Company announced their retirements, and the terms of their unvested equity awards were modified to permit prorated vesting through May 31, 2018.
In June 2017, the Company and the Company's President and Chief Executive Officer, E. Hunter Harrison, executed a letter agreement providing for certain reimbursement arrangements. Pursuant to the letter agreement, the Company made a reimbursement payment to MR Argent Advisor LLC ("Mantle Ridge") of $55 million for funds previously paid to Mr. Harrison by Mantle Ridge. Further, the Company assumed Mantle Ridge’s obligation to pay Mr. Harrison, prior to March 15, 2018, a lump sum cash amount of $29 million in respect of other forfeited compensation from his previous employer, Canadian Pacific Railway Limited.
The restructuring charge was $1 million for the third quarter, and on a year-to-date basis amounted to $296 million pre-tax and $193 million or $0.21 cents per share after-tax. The restructuring charge includes costs related to the management workforce reduction, reimbursement arrangements, the proration of equity awards and other advisory costs related to the leadership transition.

(Dollars in millions)	First Quarter	Second Quarter	Third Quarter	Year to Date
Severance	$81	$10	$—	$91
Pension, Other Post-retirement Benefit and Other Non-cash Charges	68	10	—	78
Relocation	6	2	—	8
Subtotal Management Workforce Reduction	155	22	—	177
Reimbursement Arrangements	—	84	—	84
Non-Cash Executive Equity Awards Proration	8	16	—	24
Other Charges Including Fees Related to Shareholder Matters	10	—	1	11
Total Restructuring Charge	$173	$122	$1	$296

c)	Other Operating Activities - Net: Cash increased primarily due to a temporary tax payment extension for companies in areas affected by Hurricane Irma.

d)	Shares Repurchased: During the third quarter and nine months ended of 2017 and 2016, the Company repurchased the following number of shares:

	Quarters Ended		Nine Months Ended
	Sep. 30, 2017	Sep. 23, 2016	Sep. 30, 2017	Sep. 23, 2016
Shares Repurchased (Millions)	20	10	35	30
Cost of Shares (Dollars in millions)	$1,006	$263	$1,763	$778

e)	Other Financing Activities - Net: Prior year includes payments of $307 million for locomotives which were purchased using seller financing in 2015.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended September 30, 2017 and September 23, 2016

	Volume			Revenue			Revenue Per Unit
	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Agricultural
Agricultural and Food Products	106	109	(3)%	$288	$295	(2)%	$2,717	$2,706	—%
Fertilizers	68	72	(6)	106	104	2	1,559	1,444	8
Industrial
Chemicals	164	173	(5)	546	542	1	3,329	3,133	6
Automotive	105	115	(9)	269	304	(12)	2,562	2,643	(3)
Metals and Equipment	64	63	2	178	180	(1)	2,781	2,857	(3)
Housing and Construction
Minerals	80	86	(7)	120	125	(4)	1,500	1,453	3
Forest Products	64	68	(6)	181	191	(5)	2,828	2,809	1
Total Merchandise	651	686	(5)	1,688	1,741	(3)	2,593	2,538	2

Coal	218	207	5	514	467	10	2,358	2,256	5

Intermodal	718	681	5	446	425	5	621	624	—

Other	—	—	—	95	77	23	—	—	—

Total	1,587	1,574	1%	$2,743	$2,710	1%	$1,728	$1,722	—%

Nine Months Ended September 30, 2017 and September 23, 2016

	Volume			Revenue			Revenue Per Unit
	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Agricultural
Agricultural and Food Products	341	346	(1)%	$941	$925	2%	$2,760	$2,673	3%
Fertilizers	223	220	1	353	345	2	1,583	1,568	1
Industrial
Chemicals	508	520	(2)	1,664	1,622	3	3,276	3,119	5
Automotive	340	349	(3)	892	907	(2)	2,624	2,599	1
Metals and Equipment	201	196	3	546	531	3	2,716	2,709	—
Housing and Construction
Minerals	233	230	1	362	345	5	1,554	1,500	4
Forest Products	198	204	(3)	567	572	(1)	2,864	2,804	2
Total Merchandise	2,044	2,065	(1)	5,325	5,247	1	2,605	2,541	3

Coal	631	602	5	1,566	1,282	22	2,482	2,130	17

Intermodal	2,124	2,053	3	1,328	1,249	6	625	608	3

Other	—	—	—	326	254	28	—	—	—

Total	4,799	4,720	2%	$8,545	$8,032	6%	$1,781	$1,702	5%

CSX Corporation

VOLUME AND REVENUE
Revenue for the third quarter increased $33 million or one percent when compared to the previous year. This growth was primarily driven by gains in coal and intermodal, partially offset by declines in the majority of the merchandise markets.

Same Store Sales Pricing Year-Over-Year Change
% Change
All-In	3.5%
Merchandise and Intermodal	2.2%
Same store sales is defined as customer shipments with the same commodity and car type, and the same origin and destination.

Revenue per unit was flat in the quarter as pricing gains and higher fuel recoveries were offset by mix.

Same store sales pricing was led by temporal strength in export coal as well as stable merchandise and intermodal pricing.

MERCHANDISE

Agricultural Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
174	181	(4)	$394	$399	(1)	$2,264	$2,204	3
% of Carloads

Agricultural and Food Products - Volume declined due to challenges in the export market as well as a large southeastern grain crop leading to local truck sourcing to feed mills. These declines were partially offset by gains in ethanol driven by higher production levels and new business wins.

Fertilizers - Volume declined predominantly due to Hurricane Irma's impact on Central Florida phosphate operations causing reduced production levels and supply chain disruptions.

CSX Corporation

MERCHANDISE cont'd

Industrial Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
333	351	(5)	$993	$1,026	(3)	$2,982	$2,923	2

% of Carloads

Chemicals - Volume fell, primarily reflecting sustained challenges in the Eastern crude-by-rail market. This decline offset an increase in shipments of frac sand and petroleum gases due to growth in drilling activity.

Automotive - Volume declined as North American vehicle production fell. Dealership inventory ended the quarter consistent with the prior four-year average.

Metals and Equipment - Volume increased slightly as an increase in equipment moves more than offset declines in steel sheet and scrap.

Housing and Construction Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
144	154	(6)	$301	$316	(5)	$2,090	$2,052	2

% of Carloads

Minerals - Volume fell, reflecting short-term competitive losses to other modes as the Company transitions its customers to the new operating plan.

Forest Products - Volume declined as mill closures and truck competition negatively impacted shipments of paper products. Additionally, lumber shipments were challenged due to the enforcement of duties on Canadian lumber.

CSX Corporation

COAL

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
218	207	5	$514	$467	10	$2,358	$2,256	5

% of Tons

Domestic Utility Coal - Volume declined reflecting the competitive loss of short-haul interchange traffic and challenges from Hurricane Irma, which caused outages at southeastern customer facilities.

Domestic Coke, Iron Ore and Other - Volume was down, primarily driven by iron ore shipments, as a large customer continued to idle its production.

Export Coal - Volume increased as global supply levels and pricing conditions supported strong growth in U.S. coal exports.

	Quarters Ended			Nine Months Ended
	Sep. 30, 2017	Sep. 23, 2016 (a)	% Change	Sep. 30, 2017	Sep. 23, 2016 (a)	% Change
(Millions of Tons)
Domestic
Utility	11.7	13.2	(11)%	33.7	36.6	(8)%
Coke, Iron Ore and Other	4.4	5.0	(12)	12.3	14.3	(14)
Total Domestic	16.1	18.2	(12)	46.0	50.9	(10)
Export
Metallurgical	5.0	4.0	25	16.3	12.8	27
Thermal	3.8	1.5	153	9.4	4.8	96
Total Export	8.8	5.5	60	25.7	17.6	46

Total Coal	24.9	23.7	5%	71.7	68.5	5%
(a) Prior year coal tonnage was corrected by an immaterial amount of 1%.

CSX Corporation

INTERMODAL

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
718	681	5	$446	$425	5	$621	$624	—

% of Units

Domestic - Volume increased one percent as growth with existing customers and ongoing success of CSX’s highway-to-rail conversion initiative more than offset a prior year short-haul competitive loss which cycled mid-quarter and other competitive losses as the Company transitions its customers to the new operating plan.

International - Volume was up 11 percent driven by new customers and strong performance with existing customers as eastern port volumes increased.

OTHER REVENUE
Other revenue increased $18 million versus the prior year primarily due to higher incidental charges and lower volume-based refunds.

FUEL SURCHARGE
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	Sep. 30, 2017	Sep. 23, 2016	$ Change	Sep. 30, 2017	Sep. 23, 2016	$ Change
Fuel Surcharge Revenue	$83	$65	$18	$256	$153	$103
Fuel Lag Benefit (Expense)	$(7)	$(1)	$(6)	$(11)	$7	$(18)

CSX Corporation

EXPENSE

Expenses of approximately $1.9 billion remained relatively consistent, decreasing $2 million year over year. This decrease was due to efficiency savings of $95 million and lower volume related costs of $13 million due to a decrease in gross ton-miles, nearly offset by inflation of $53 million, fuel price increases of $32 million and other items.

LABOR AND FRINGE

•	Inflation of $43 million was driven primarily by increased health and welfare and wage increases.

•	Efficiency savings of $73 million were driven by reduced management headcount as a result of the 2017 restructuring initiative, as well as lower operating support costs.

•	Volume-related costs decreased by $4 million.

•	Other costs decreased by $11 million primarily due to a decrease in pension expense partially offset by other items, none of which were individually significant.

	AVERAGE EMPLOYEE COUNTS (Estimated)(a)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2017	26,504	25,785	24,608	Data not available
2016	28,305	27,936	27,275	27,178
Change	(1,801)	(2,151)	(2,667)	Data not available
(a) Beginning in the third quarter of 2017, employee counts include employees on leave. Prior period counts were updated to reflect this change.

CSX Corporation

MATERIALS, SUPPLIES AND OTHER

•	Additional expense of $13 million resulted from train accidents during the quarter.

•	Inflation resulted in $8 million of additional cost.

•	Technology-related asset impairment charges were $5 million.

•	Efficiency savings of $30 million were primarily related to lower maintenance costs from the reduction in the active locomotive fleet and a reduction in contingent workers.

•	Volume-related costs decreased by $4 million.

•	Other costs increased $17 million due to relocation costs and other items, none of which were individually significant.

DEPRECIATION
Depreciation expense increased $10 million primarily due to a larger asset base.

FUEL

•	A 19 percent price increase drove $32 million in additional fuel expense.

•	Efficiency savings were $1 million.

	Quarters Ended			Nine Months Ended
(Dollars and Gallons in Millions, Except Price per Gallon)	Sep. 30, 2017	Sep. 23, 2016	Fav / (Unfav)	Sep. 30, 2017	Sep. 23, 2016	Fav / (Unfav)
Estimated Locomotive Fuel Consumption (Gallons)	100.0	100.3	0.3	319.7	319.5	(0.2)
Price per Gallon (Dollars)	$1.87	$1.57	$(0.30)	$1.77	$1.41	$(0.36)
Total Locomotive Fuel Expense	$187	$157	$(30)	$566	$450	$(116)
Other	18	17	(1)	55	46	(9)
Total Fuel Expense	$205	$174	$(31)	$621	$496	$(125)

CSX Corporation

EQUIPMENT AND OTHER RENTS

•	Efficiency losses of $9 million were due to increased days per load for automotive and merchandise markets.

•	Inflation resulted in $2 million of additional cost due to higher rates across most car types.

•	Volume-related costs were $5 million lower.

•
Other costs decreased $14 million primarily due to rental income that was previously classified as other income in the prior years being reclassified to operating expense in the current year as well as other items, none of which were individually significant.

OPERATING STATISTICS (Estimated)

SAFETY AND SERVICE
In order to more accurately represent the Company’s operating performance, CSX has revised the way it calculates train velocity and dwell effective third quarter 2017. These revisions are consistent with the principles of Precision Scheduled Railroading. Updated definitions for each key performance measure are included beneath the Operating Statistics table and are disclosed at www.csx.com/servicemetrics. Prior periods have been restated to conform to the current methodology. Details of the changes are as follows:

•	Train velocity has been expanded to include intermediate dwell, now measuring end-to-end transit time.

•	Dwell has been expanded to include car dwell time at terminals on through trains, now measuring all car dwell time on an end-to-end trip.

These updated definitions differ from the methodology prescribed by the Surface Transportation Board for reporting train velocity and dwell. In addition, CSX will continue to report train velocity and dwell, using the prescribed methodology, to the Surface Transportation Board.

CSX Corporation

OPERATING STATISTICS (Estimated) cont'd

CSX’s operating performance declined in the third quarter of 2017 compared to 2016 due to network fluidity challenges, train accidents and the impacts from Hurricane Irma. Network fluidity was unfavorably impacted early in the quarter as the Company's operations adjusted to the implementation of a new, balanced train plan. The Company expects to improve its level of performance through increased efficiency within terminals and refinement of the operating plan.
CSX’s FRA reportable personal injury frequency index of 1.41 for the third quarter of 2017 was 11 percent unfavorable to the prior year as a decline in overall injuries was offset by a significant decline in man-hours from fewer employees. The FRA train accident frequency rate of 3.82 for the quarter was 46 percent unfavorable to the prior year. CSX remains committed to ongoing safety improvement, with a focus on reducing injury severity and avoiding catastrophic events.

	Quarters Ended			Nine Months Ended
	Sep. 30, 2017	Sep. 23, 2016	Improvement / (Deterioration)	Sep. 30, 2017	Sep. 23, 2016	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	14.0	14.9	(6)%	14.7	15.2	(3)%
Dwell (Hours) (a)	12.1	11.2	(8)%	11.5	11.2	(3)%

Revenue Ton-Miles (b) (Billions)
Merchandise	31.9	32.3	(1)%	100.3	99.4	1%
Coal	12.2	11.5	6%	35.9	31.6	14%
Intermodal	7.4	6.7	10%	21.8	20.2	8%
Total Revenue Ton-Miles	51.5	50.5	2%	158.0	151.2	4%

Total Gross Ton-Miles (c) (Billions)	96.4	96.9	(1)%	298.2	291.2	2%
On-Time Originations	74%	84%	(12)%	81%	84%	(4)%
On-Time Arrivals (c)	48%	54%	(11)%	57%	56%	2%

Safety
FRA Personal Injury Frequency Index	1.41	1.27	(11)%	1.17	1.04	(13)%
FRA Train Accident Rate	3.82	2.61	(46)%	2.99	2.69	(11)%
Certain operating statistics are estimated and can continue to be updated as actuals settle.
(a) The methodology for calculating train velocity and dwell differs from that prescribed by the Surface Transportation Board. CSX will continue to report train velocity and dwell, using the prescribed methodology, to the Surface Transportation Board.
(b) Prior year revenue ton-miles were corrected by immaterial amounts.
(c) Beginning in the third quarter, the calculation of gross ton-miles and on-time arrivals has changed. Prior year periods have been restated to conform to this change.

•	Gross ton-miles now includes actual gross ton-miles for all shipments. Previously, the last few weeks of the quarter were estimated using shipment details which were later adjusted to actuals.

•	On-time arrivals now eliminates the two-hour window which was previously allowed in order for a train to be considered "on time".

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains).
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation

Non-GAAP Measures - Unaudited
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results.  Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP.  Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies.  The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.
Adjusted Operating Results
Management believes that adjusted operating income, adjusted operating ratio, adjusted net earnings and adjusted net earnings per share, assuming dilution are important in evaluating the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends. The restructuring charge was tax effected using rates reflective of the applicable tax amounts for each component of the restructuring charge, including an adjustment for the non-deductibility of executive compensation.

	For the Quarter Ended September 30, 2017
(in millions, except operating ratio and net earnings per share, assuming dilution)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution

GAAP Operating Results	$876	68.1%	$459	$0.51
Restructuring Charge	1	(0.1)%	4	—
Adjusted Operating Results (non-GAAP)	$877	68.0%	$463	$0.51

	For the Nine Months Ended September 30, 2017
(in millions, except operating ratio and net earnings per share, assuming dilution)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution

GAAP Operating Results	$2,546	70.2%	$1,331	$1.45
Restructuring Charge	296	(3.5)%	193	0.21
Adjusted Operating Results (non-GAAP)	$2,842	66.7%	$1,524	$1.66

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities.
The following table reconciles cash provided by operating activities (GAAP measure) to adjusted free cash flow after restructuring, before dividends (non-GAAP measure). The restructuring charge impact to free cash flow was tax effected using the applicable tax rate of the charge.

	Nine Months Ended
(Dollars in Millions)	September 30, 2017	September 23, 2016
Net cash provided by operating activities	$2,861	$2,488
Property additions	(1,462)	(1,590)
Other investing activities	71	37
Free Cash Flow (before payment of dividends)	1,470	935
Add back: Cash Payments for Restructuring Charge (after-tax) (a)	96	—
Adjusted Free Cash Flow Before Dividends (non-GAAP)	$1,566	$935

(a) Through the third quarter 2017 the Company made cash payments of $147 million related to the restructuring charge. The Company also made $7 million in payments to the former CEO and President for previously accrued non-qualified pension benefits that are not included in the restructuring charge.